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                                                                    EXHIBIT 3.2A

     The Board of Directors of Level 8 Systems, Inc. took the following action during a meeting held on February 9, 2001:

     "RESOLVED that Section 3.2 of the By-Laws of the Corporation is hereby amended to provide that the total number of directors shall be ten (10)."


                                             /s/ Dennis McKinnie
                                             -------------------
                                             Dennis McKinnie
                                             Corporate Secretary